Exhibit 99.1
NEWS FROM

FOR IMMEDIATE RELEASE	CONTACT: Robert N. Shuster
Executive Vice President and
Chief Financial Officer
616/522-1765
INDEPENDENT BANK CORPORATION
REPORTS INCREASE IN SECOND QUARTER 2008 EARNINGS
IONIA, Mich., July 22, 2008 — Independent Bank Corporation (NASDAQ: IBCP), a leading Michigan-based community bank, reported second quarter 2008 net income from continuing operations of $3.3 million, or $0.15 per diluted share, versus net income from continuing operations of $108,000, or $0.00 per diluted share, in the prior-year period. For the quarter ended June 30, 2008, the Company recorded net income of $3.3 million, or $0.15 per diluted share, compared to a net loss of $43,000, or $0.00 per diluted share, in the second quarter of 2007.
Return on average equity and return on average assets (based on net income from continuing operations) were 5.58% and 0.42%, respectively, in the second quarter of 2008, compared to 0.17% and 0.01%, respectively, in the second quarter of 2007.
For the six months ended June 30, 2008, net income from continuing operations was $3.7 million, or $0.16 per diluted share, compared to $4.0 million, or $0.17 per diluted share, in the same six-month period of 2007. Net income for the six months ended June 30, 2008 was $3.7 million, or $0.16 per diluted share, compared to $4.2 million, or $0.18 per diluted share, in the prior-year six-month period.
The year-on-year increase in second quarter 2008 income from continuing operations was primarily attributable to increases in net interest income, securities gains and mortgage loan servicing income as well as a decline in the provision for loan losses. These changes were partially offset by higher non-interest expenses and income taxes.
Michael M. Magee, President and CEO of Independent Bank Corporation, commented: “We are very pleased with the improvement in our current quarter results particularly in the face of a challenging market. The increase in our net interest margin was particularly encouraging. Our bank remains well capitalized. Moreover, we intend to continue to build our regulatory capital ratios without the need for any equity offering through our earnings and a selective reduction of our total assets.”
Operating Results
The Company’s tax equivalent net interest income totaled $34.5 million during the second quarter of 2008, an increase of $2.5 million or 7.7% from the year-ago period, and an increase of $2.8 million, or 8.7% from the first quarter of 2008. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.68% during the second quarter of 2008 compared to 4.27% in the year ago period, and 4.30% in the first quarter of 2008. As noted in the Company’s prior earnings release, based on current conditions, the decline in short-term interest rates earlier in 2008 was expected to have a beneficial impact on the future net interest margin. This benefit was evident in the second quarter of 2008 as the Company’s cost of funds declined by 60 basis points compared to the first quarter. However, the full realization of this benefit has been partially offset by the adverse impact of an increased level of non-performing assets. Interest income was reduced by $0.6 million in the second quarter of 2008, compared to $0.4 million in the second quarter of 2007, due to the reversal of interest on loans placed on non-accrual during the quarter.
Service charges on deposits totaled $6.2 million in the second quarter of 2008, a 3.4% decrease from the comparable period in 2007 due primarily to a decline in overdraft fees. VISA check card interchange income increased by 15.7% to $1.5 million for the second quarter of 2008, up from $1.3 million in the second quarter of 2007. The increase in check card interchange revenues resulted primarily from an increase in debit card usage by the Company’s customer base.
Securities gains totaled $0.8 million in the second quarter of 2008, versus $0.1 million in the comparable period in 2007. The Company generated $0.7 million of gains in the current quarter related to the sale of $20.7 million of municipal securities. The sale of certain municipal securities in the second quarter of 2008 was initiated in order to reduce the mix of tax-exempt securities and to begin a process of selectively deleveraging the balance sheet in order to enhance regulatory capital ratios.
Gains on the sale of mortgage loans were $1.1 million in the second quarter of 2008, compared to $1.2 million in the year-ago quarter. Mortgage loan sales totaled $80.2 million in the second quarter of 2008, compared to $77.9 million in the second quarter of 2007. Mortgage loans originated totaled $111.3 million in the second quarter of 2008, compared to $129.6 million in the comparable quarter of 2007. The decline in mortgage loan originations is primarily due to an increase in mortgage loan interest rates during the second quarter of 2008 leading to a drop in refinancing activity. In addition, purchase money mortgage activity has declined due to lower home sales volumes. Loans held for sale were $26.2 million at June 30, 2008, compared to $34.0 million at December 31, 2007.
Mortgage loan servicing income was $1.5 million in the second quarter of 2008, versus $0.7 million in the year-ago period. This increase is primarily due to a $1.0 million recovery of previously recorded impairment charges on capitalized mortgage loan servicing rights in the second quarter of 2008, compared to a $0.1 million recovery of previously recorded impairment charges in the second quarter of 2007. At June 30, 2008, the Company was servicing approximately $1.66 billion in mortgage loans for others on which servicing rights have been capitalized.
Non-interest expense totaled $31.2 million in the second quarter of 2008, compared to $29.8 million in the year-ago period. The rise in non-interest expenses was primarily due to increases in loan and collection expenses and losses on other real estate and repossessed assets. These items increased because of the elevated level of non-performing loans and lower residential housing prices.
Asset Quality
Commenting on asset quality, CEO Magee stated: “While we remain cautious about economic conditions, we were pleased with the slowing rate of growth in non-performing loans and watch credits in the current quarter, as well as the improvement in commercial loan delinquency rates. These improvements reflect, in part, the ongoing efforts of our team to proactively identify and assess potential problem loans.”
A breakdown of non-performing loans by loan type is as follows:

Loan Type	6/30/2008	3/31/2008	12/31/2007
	(Dollars in Millions)
Commercial	$74.4	$72.1	$49.0
Consumer	3.9	3.4	3.4
Mortgage	30.6	24.8	23.1
Finance receivables	2.5	1.9	1.7

Total	$111.4	$102.2	$77.2

Ratio of non-performing loans to total portfolio loans	4.34%	4.03%	3.03%

Ratio of non-performing assets to total assets	3.78%	3.53%	2.65%

Ratio of the allowance for loan losses to non-performing loans	45.81%	48.84%	58.63%

The increase in non-performing loans since year-end 2007 is due principally to an increase in non-performing commercial loans, which primarily reflect the addition of several credits with real estate developers becoming past due in 2008. These delinquencies largely reflect cash flow difficulties encountered by many real estate developers in Michigan as they confront a significant decline in sales of real estate. The elevated level of non-performing mortgage loans is primarily due to a rise in foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan. Other real estate and repossessed assets totaled $11.0 million at June 30, 2008, compared to $9.7 million at December 31, 2007.
The provision for loan losses was $12.4 million and $14.9 million in the second quarters of 2008 and 2007, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. Loan net charge-offs were $11.3 million (1.78% annualized of average loans) in the second quarter of 2008, compared to $7.4 million (1.18% annualized of average loans) in the second quarter of 2007. The second quarter 2008 loan net charge-offs were divided among the following categories: commercial loans, $8.4 million; consumer loans, $0.7 million (including $0.2 million of deposit overdrafts); and mortgage loans, $2.2 million. The commercial loan and mortgage loan net charge-offs in the second quarter of 2008 primarily reflect write-downs to expected liquidation values for real estate or other collateral securing the loans. At June 30, 2008, the allowance for loan losses totaled $51.1 million, or 1.99% of portfolio loans, compared to $45.3 million or 1.78% of portfolio loans at December 31, 2007.
Balance Sheet
Total assets were $3.24 billion at June 30, 2008, compared to $3.28 billion at December 31, 2007. Loans, excluding loans held for sale, were $2.57 billion at June 30, 2008, compared to $2.55 billion at December 31, 2007. Deposits totaled $2.08 billion at June 30, 2008, a decrease of $425.0 million from December 31, 2007. The decrease in deposits primarily reflects a $403.5 million decline in brokered certificates of deposits (“brokered CD’s”). During the first six months of 2008 maturing or callable brokered CD’s were replaced with borrowings from the Federal Home Loan Bank and Federal Reserve Bank due to significantly lower comparative costs.
Stockholders’ equity totaled $238.3 million at June 30, 2008, or 7.36% of total assets, representing a net book value per share of $10.35. The Company remains “well capitalized” for regulatory purposes.
Magee concluded: “Like so many other Midwest-based community banks, we have continued to confront some of the most challenging industry conditions in recent memory. While the current economic outlook is not expected to improve significantly in the near term, we believe our process and operating discipline will enable our Company to improve shareholder value over the long run. We remain firmly committed to containing costs, improving credit quality, and upholding the fundamentals of community banking.”
Conference Call
Michael M. Magee, President and Chief Executive Officer, Robert N. Shuster, Chief Financial Officer and Stefanie M. Kimball, Chief Lending Officer, will review second quarter 2008 results in a conference call for investors and analysts beginning at 10:00 a.m. ET on Wednesday, July 23, 2008.
To participate in the live conference call, please dial 1-800-860-2442. The call can also be accessed (listen-only mode) via the Company’s website at www.ibcp.com in the “Investor Relations” section. A playback of the call can be accessed by dialing 1-877-344-7529 (Replay Passcode # 420264). The replay will be available through July 31, 2008.
In addition, a Power Point presentation associated with the second quarter 2008 conference call will be available on the Company’s website at www.ibcp.com in the “Investor Relations” section under the “Presentations” tab beginning on Wednesday, July 23, 2008.
About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation

now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Payment plans to purchase vehicle service contracts are also available through Mepco Finance Corporation, a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com.
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	June 30,	December 31,
	2008	2007
	(unaudited)
	(in thousands)
Assets
Cash and due from banks	$69,441	$79,289
Trading securities	12,963
Securities available for sale	308,757	364,194
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	28,063	21,839
Loans held for sale, carried at fair value, at June 30, 2008	26,188	33,960
Loans
Commercial	1,060,216	1,066,276
Mortgage	861,886	873,945
Installment	366,786	368,478
Finance receivables	276,535	238,197

Total Loans	2,565,423	2,546,896
Allowance for loan losses	(51,104)	(45,294)

Net Loans	2,514,319	2,501,602
Property and equipment, net	72,413	73,558
Bank owned life insurance	43,897	42,934
Goodwill	66,754	66,754
Other intangibles	13,708	15,262
Capitalized mortgage loan servicing rights	16,551	15,780
Accrued income and other assets	65,981	60,910

Total Assets	$3,239,035	$3,276,082

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$306,506	$294,332
Savings and NOW	978,894	987,299
Retail time	682,199	707,419
Brokered time	112,539	516,077

Total Deposits	2,080,138	2,505,127
Federal funds purchased	40,671	54,452
Other borrowings	702,059	302,539
Subordinated debentures	92,888	92,888
Financed premiums payable	53,931	44,911
Liabilities of discontinued operations		34
Accrued expenses and other liabilities	31,078	35,629

Total Liabilities	3,000,765	3,035,580

Shareholders’ Equity
Preferred stock, no par value—200,000 shares authorized; none outstanding
Common stock, $1.00 par value—40,000,000 shares authorized; issued and outstanding: 23,014,262 shares at June 30, 2008 and 22,647,511 shares at December 31, 2007	22,773	22,601
Capital surplus	196,819	195,302
Retained earnings	22,178	22,770
Accumulated other comprehensive income (loss)	(3,500)	(171)

Total Shareholders’ Equity	238,270	240,502

Total Liabilities and Shareholders’ Equity	$3,239,035	$3,276,082

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007
	(unaudited)
	(in thousands)
Interest Income
Interest and fees on loans	$46,750	$48,126	$50,576	$94,876	$100,529
Interest on securities
Taxable	2,176	2,304	2,592	4,480	5,069
Tax-exempt	2,099	2,247	2,535	4,346	5,135
Other investments	362	357	464	719	778

Total Interest Income	51,387	53,034	56,167	104,421	111,511

Interest Expense
Deposits	11,191	16,212	23,378	27,403	45,786
Other borrowings	6,975	6,437	2,313	13,412	5,617

Total Interest Expense	18,166	22,649	25,691	40,815	51,403

Net Interest Income	33,221	30,385	30,476	63,606	60,108
Provision for loan losses	12,352	11,316	14,893	23,668	23,032

Net Interest Income After Provision for Loan Losses	20,869	19,069	15,583	39,938	37,076

Non-interest Income
Service charges on deposit accounts	6,164	5,647	6,380	11,811	11,268
Net gains (losses) on assets
Mortgage loans	1,141	1,867	1,238	3,008	2,319
Securities	837	(2,163)	128	(1,326)	207
VISA check card interchange income	1,495	1,371	1,292	2,866	2,242
Mortgage loan servicing	1,528	(323)	712	1,205	1,239
Title insurance fees	384	417	430	801	844
Other income	2,588	2,676	2,593	5,264	5,324

Total Non-interest Income	14,137	9,492	12,773	23,629	23,443

Non-interest Expense
Compensation and employee benefits	13,808	14,184	14,784	27,992	28,752
Occupancy, net	2,813	3,114	2,735	5,927	5,349
Loan and collection	2,031	1,856	1,221	3,887	2,227
Furniture, fixtures and equipment	1,825	1,817	1,991	3,642	3,891
Data processing	1,712	1,725	1,912	3,437	3,350
Loss on other real estate and repossessed assets	1,560	106	68	1,666	92
Advertising	1,168	1,100	1,341	2,268	2,493
Branch acquisition and conversion costs			(92)		330
Goodwill impairment					343
Other expenses	6,274	6,349	5,841	12,623	10,940

Total Non-interest Expense	31,191	30,251	29,801	61,442	57,767

Income (Loss) From Continuing Operations Before Income Tax	3,815	(1,690)	(1,445)	2,125	2,752
Income tax expense (benefit)	469	(2,031)	(1,553)	(1,562)	(1,248)

Income From Continuing Operations	3,346	341	108	3,687	4,000
Discontinued operations, net of tax			(151)		200

Net Income (Loss)	$3,346	$341	$(43)	$3,687	$4,200

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007
	(unaudited)
Per Share Data
Income From Continuing Operations
Basic (A)	$.15	$.02	$.00	$.16	$.18
Diluted (B)	.15	.01	.00	.16	.17
Net Income (Loss)
Basic (A)	$.15	$.02	$.00	$.16	$.18
Diluted (B)	.15	.01	.00	.16	.18
Cash dividends declared	.01	.11	.21	.12	.42

Selected Ratios (annualized)
As a Percent of Average Interest-Earning Assets
Tax equivalent interest income	7.15%	7.37%	7.70%	7.26%	7.72%
Interest expense	2.47	3.07	3.43	2.77	3.47
Tax equivalent net interest income	4.68	4.30	4.27	4.49	4.25
Income From Continuing Operations
Average equity	5.58%	0.56%	0.17%	3.07%	3.14%
Average assets	0.42	0.04	0.01	0.23	0.25
Net Income (Loss) to
Average equity	5.58%	0.56%	(0.07)%	3.07%	3.30%
Average assets	0.42	0.04	(0.01)	0.23	0.26

Average Shares
Basic (A)	22,767,396	22,638,898	22,584,535	22,703,147	22,705,901
Diluted (B)	22,834,331	22,768,219	22,801,194	22,806,178	22,973,356

(A)	Average shares of common stock for basic net income per share include shares issued and outstanding during the period.

(B)	Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options, stock units for deferred compensation plan for non-employee directors and unvested restricted shares. For any period in which a loss is recorded, the assumed exercise of stock options and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.